EXHIBIT 10.15
COMMUNITY FIRST BANK & TRUST
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PARTICIPATION AGREEMENT
     THIS PARTICIPATION AGREEMENT (the “Participation Agreement”) is entered into as of this 1st day of September, 2005 by and between Community First Bank & Trust (the “Employer”), and Carl Campbell, an executive of the Employer (the “Participant”).
RECITALS:
     WHEREAS, the Employer has adopted the (“Plan”) effective as August 16, 2005, and the Administrator has determined that the Participant shall be eligible to participate in the Plan on the terms and conditions set forth in this Participation Agreement and the Plan.
     NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:
1. Definitions. Except as otherwise provided, or unless the context otherwise requires, the terms used in this Participation Agreement shall have the same meanings as set forth in the Plan.
2. Plan. Plan means the Community First Bank & Trust Supplemental Executive Retirement Plan, as the same may be altered or supplemented in any validly executed Participation Agreement.
3. Incorporation of Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated into this Participation Agreement as if fully set forth herein, and the parties hereby agree to be bound by all of the terms and provisions contained in the Plan. The Participant hereby acknowledges receipt of a copy of the Plan and, subject to the foregoing, confirms his understanding and acceptance of all of the terms and conditions contained therein.
4. Effective Date of Participation. The effective date of the Participant’s participation in the Plan shall be September 1, 2005 (the “Participation Date”).
5. Normal Retirement Age. The Participant’s Normal Retirement Age for purposes of the Plan and this Participation Agreement is age sixty-five (65).
6. Year of Service. Participant shall be credited with one (1) year of service for each calendar year a Participant is employed by the Employer, whether such service began before or after the Participation Date.
7. Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan and Participation Agreement, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries, or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participant shall be required to look to the provisions of the Plan and to the Employer itself for enforcement of any and all benefits due under this Participation Agreement, and, to the extent the Participant acquires a right to receive payment under the Plan and this Participation Agreement, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under the Plan and this Participation Agreement.

8.	Provisions Related to SERP Benefit.
(a)	SERP Benefit. The SERP Benefit for the Participant shall be an annual benefit of twenty-five percent (25%) of Participant’s average final base salary over the immediately preceding full 24 calendar months prior to termination of employment (upon Normal Retirement, Early Retirement or other termination of employment, other than termination for cause, pursuant to which benefits are payable hereunder). Participant’s base salary calculation shall be provided by Employer’s payroll department.

(b)	Normal Retirement Vesting. Participant shall vest in their SERP Benefit based on the following schedule:

Participant’s	Percentage (%) vested in
Years of Service	Participant’s SERP Benefit

1-3	0%
4	20%
5	40%
6	60%
7	80%
8	100%
(c)	Change of Control. A Participant shall be one-hundred percent (100%) vested in their SERP Benefit upon a Change of Control, as provided for herein. Upon Change of Control, the payment of Participant’s SERP Benefit determined hereunder, shall not be distributed to Participant or their Beneficiary until the Participant’s employment with the Employer terminates. Upon Participant’s termination after a Change of Control (other than by Normal Retirement or Early Retirement), the present value (as of the date of termination and using the discount rate specified in Code Section 1274 in effect for the period of termination of the Participant’s aggregate SERP Benefit shall be paid out in a lump sum distribution to Participant, or their Beneficiary, as soon as administratively feasible.

(d)	Form of SERP Benefit Payment. Subject to the restrictions of Section 4.3 of the Plan, the annual SERP Benefit shall be paid each year in equal monthly installments as of the first day of each calendar month and shall be paid for ten (10) years following the Participant’s Normal Retirement.

(e)	Post Retirement Death Benefit. Participant’s SERP Benefit shall be payable for ten (10) years. In the event that the Participant dies during the ten (10) year SERP Benefit distribution period, Participant’s Beneficiary, as designated pursuant to this Participation Agreement, will receive the present value of the remaining SERP Benefit distributions in a lump sum.

(f)	Pre-Retirement Death Benefit Distribution. In the event of Participant’s death prior to Normal Retirement, such Participant’s Beneficiary(ies) shall be entitled to a Pre-Retirement Death Benefit equal to the present value (calculated as described in 8(d)) of the aggregate SERP Benefit payments, irrespective of any vesting provisions herein. This Pre-Retirement Death Benefit shall be distributed to Participant’s Beneficiary(ies) in a lump sum amount as soon as administratively feasible upon Employer notification.

(g)	Disability. A Participant shall be one-hundred percent (100%) vested in their Accrued SERP Benefit upon Disability, as provided for herein. For purposes of this Plan, a Participant shall be considered disabled if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer, or as defined by law.

(h)	Non-Compete Agreement. Notwithstanding anything contrary contained herein, Participant acknowledges and agrees with the Employer that Participant’s services to the Employer are unique in nature and that the Employer would be irreparably damaged if Participant were to provide similar services to any person or entity competing with the Employer. Participant accordingly covenants and agrees that for a period commencing on the date of this Agreement and ending one (1) year after he or she ceases to be employed by the Employer, Participant will not directly or indirectly own, operate, manage, control, participate in, consult with, render for service, be employed by or assist in any way any entity within thirty (30) miles of any Employer affiliated office which is competitive with the Employer. For purposes hereof, an entity shall be considered to be “competing with” or “competitive with” the Employer if its core business is in the banking and/or financial services industry. In the event of Participant’s violation of this non-compete agreement, Employee shall immediately forfeit all benefits associated with Participant’s participation in this Agreement back to the Employer.
9.	General Provisions
(a)	No Assignment.

No benefit under the Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

(b)	Headings.

The headings contained in the Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

(c)	Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(d)	Successors.

This Participation Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors and the Employer’s assigns.

(e)	Amendments.

This Participant Agreement may not be modified or amended except by a duly executed instrument in writing signed by the Employer and the Participant.

     IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first above written.

PARTICIPANT:	COMMUNITY FIRST BANK & TRUST:

Carl Campbell	By:

Title:

Signature of Participant

ATTESTED:	ATTESTED:

By:	By:

Title:	Title:

LIST OF COLLATERAL DOCUMENTS
EXHIBIT A
COMMUNITY FIRST BANK & TRUST
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
EXHIBIT B
COMMUNITY FIRST BANK & TRUST
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
BENEFICIARY DESIGNATION

EXHIBIT B
COMMUNITY FIRST BANK & TRUST
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
BENEFICIARY DESIGNATION
     In the event of the Participant’s death, any benefits to which the Participant may be entitled shall be paid to the Beneficiary designated below. This Beneficiary Designation shall be subject to the terms and conditions set forth in the Plan and shall supersede all prior Beneficiary Designations made by the Participant. This Beneficiary Designation shall be attached to and become part of that certain Participation Agreement, dated as of                     1, 2005, between the Employer and the Participant.
     Primary Beneficiary:
     Secondary Beneficiary:
     IN WITNESS WHEREOF, the Participant has executed this Beneficiary Designation as of the date indicated.

Signature

Carl Campbell

Printed Name of Participant

Dated: